Exhibit 10.14

Agreement

Made and Entered into in Tel Aviv on August 31, 2012

- Between -

Yehezkel Kaplan
I.D. 054645460
of 19 Irusim St., Reut, 71799
("Yehezkel")

Eli Nachum
I.D. 064680531
of 31 HaTirosh St., P.O.Box. 1745, Hashmonaim, 73127
("Eli")

Yoav Ben-Zvi
I.D. 054744859
of 8/12 Haim Yachil St., Jerusalem, 93593
("Yoav")
(Yehezkel, Eli and Yoav, all jointly together below referred to as: the "Sellers" and each of them severally below: the "Seller")

of the First Part

- and -

D.L. Capital Ltd.

of 16 HaCharoshet St., Or Yehudah, 60200
(the "Buyer")
of the Second Part

Whereas	Micronet Ltd., Public Company no. 51-0930787, is a public company duly registered in Israel, whose shares are traded on the Tel Aviv Stock Exchange ("TASE"); and

Whereas
Each Seller declares that he is the legal and sole owner of 4,489,670 ordinary shares of NIS0.1 par value each ("Ordinary Shares") of the Company and in the aggregate the Sellers are the owners of 13,469,010 Ordinary Shares of the Company which constitute as of the date of execution of this Agreement approx. 77.5% of the Company's issued and paid-up share capital (and approx. 68.7% on a fully diluted basis); and

Whereas
The Sellers desire to sell to the Buyer, at a first stage, 8,256,000 Ordinary Shares out of which each Seller will sell 2,752,000 Ordinary Shares (the "Purchased Shares" as defined below) out of the Company's issued and paid-up share capital, and the Buyer desires to purchase at a first stage from the Sellers the Purchased Shares as aforesaid; and the parties shall also be granted call options and put options for additional shares of the Company, as specified in this Agreement below; and

Whereas
The parties to this Agreement wish to put into writing the terms, including the consideration in respect of the sale of the Purchased Shares from the Sellers to the Buyer, and to establish and regulate the terms which will apply between the parties in respect of the Call Option and the Put Option (as defined in this Agreement below) granted to the parties within the framework of this Agreement for the purchase and/or sale of additional shares of the Company, which will all enter effect commencing on the Closing Date and subject to the closing of the transaction, all as specified in this Agreement below;

Now therefore, it is declared, stipulated and agreed upon between the parties as follows:

1.	Preamble, Annexes, Interpretation and Definitions

1.1.
Preamble and Annexes. The preamble and annexes hereto constitute an integral part hereof. The headings of the sections were given for convenience purposes only, and will not be used for interpretation of the Agreement.

1.2.
Interpretation. A provision and/or expression in the singular, will also include the plural and vice a versa, a provision and/or expression in the feminine, will also include the masculine and vice a versa, and reference to a person will include also a corporation, and vice a versa. The parties confirm that they conducted negotiations regarding the Agreement terms, while each party enjoyed independent legal advisement and neither party had any preference in the formulation of the Agreement terms and the provisions of Section 25(b1) of the Contract Law (General Part), 5733 will not apply.

1.3.	Definitions. The terms specified below shall have the meaning specified next to them, unless otherwise stated in respect of any matter in this Agreement or otherwise implicated by the context:

1.3.1.	"Micronet" or the "Company" – Micronet Ltd., Public Company no. 51-0930787.

1.3.2.	The "Trustee" – ESOP management and Trust Services Ltd. (of Excellence Group).

1.3.3.
The "Purchased Shares" – 8,256,000 of Micronet's Ordinary Shares, which constitute, as of the date of execution of this Agreement, approx. 47.5% of the Company's issued and paid-up capital, in a manner that each Seller will sell to the Buyer on the Closing Date, 2,752,000 Ordinary Shares.

1.3.4.	"Trust Agreement" – a trust agreement between the Trustee, the Buyer and the Sellers in a form which is similar in principle to the form attached as Annex 1.3.4 to this Agreement.

1.3.5.	The "Companies Law" – the Companies Law, 5759-1999.

1.3.6.	The "Securities Law" – the Securities Law, 5728-1968.

1.3.7.
"Knowledge" – in this Agreement means the actual knowledge by each of Yehezkel, Eli and Yoav (each in respect of himself). Accessibility of any of the Sellers to any information will not be deemed as evidence or a presumption in respect of the actual knowledge of such information.

1.3.8.	"Index" – the general consumer price index (including fruit and vegetables).

1.3.9.	The "Basic Index" – the index for July 2012 (released on August 15, 2012).

1.3.10.
"Linkage to the Index" – multiplication of the amount linked to the index according to this Agreement by the ratio between the Index known on the payment date and the Basic Index. However, in case that the said known Index is lower than the Basic Index, the adjusted sum will be equal to the amount specified in this Agreement and will not be less than such.

1.3.11.	The "Closing Date" – October 2, 2012, provided that the Buyer will be entitled to bring the Closing Date forward by a three business days advance notice to the Sellers.

1.3.12.	The "Execution Date" – the date of signing this Agreement.

1.3.13.
"Free and Clear" – free and clear of any charge, pledge, mortgage, debt, attachment, claim, option, demand, promise, phantom rights, power of attorney, other trust or voting agreements, demands or commitment of any type and/or any other right of a third party.

2.	The Transaction – Purchase and Sale of the Shares

2.1.
Purchase and Sale of the Shares. According and subject to the conditions stipulated in this Agreement, on the Closing Date and in reliance on the Sellers' representations in this Agreement and due diligence investigations made by the Buyer to its satisfaction, the Sellers will sell and transfer to the Buyer and the Buyer will purchase and receive from the Sellers, the ownership, possession and full rights in the Purchased Shares, Free and Clear, fully paid-up, against payment of the consideration for the Purchased Shares, as specified in Section 3 below, and the other parties' undertakings towards each other, according to this Agreement (the "Transaction").

2.2.	Call Option for the Buyer and a Put Option for the Sellers. In addition, subject to the closing of the transaction, commencing from the Closing Date:

2.2.1.	Call Option. The Buyer shall have a Call Option, for the purchase from the Sellers of additional Ordinary Shares of the Company, under the terms stipulated in Section 7 below.

2.2.2.	Put Option. The Sellers will have a Put Option, for sale to the Buyer of additional Ordinary Shares of the Company, under the terms stipulated in Section 7 below.

3.	The Consideration

3.1.
The Consideration. For the Purchased Shares, Free and Clear, the Buyer will pay each Seller upon the Closing, a sum of NIS2.10 per each Purchased Share, and in total, an amount of NIS 17,377,600 (the "Consideration"), so that each Seller will be paid an amount of NIS 5,779,200 out of the Consideration.

3.2.
Payment of the Consideration. The Consideration will be paid to the Sellers on the Closing Date through a bank transfer which will be made to each Seller, each according to his share in the Consideration.

3.3.
Ownership Transfer. Concurrently with the payment of the Consideration on the Closing Date, the full ownership in the shares will be transferred to the Buyer with no condition, Free and Clear of any third party right.

3.4.
Taxes – Withholding Tax. Income Tax and/or capital gain which will apply regarding the sale of the Purchased Shares from the Sellers to the Buyer will apply and be paid by the Sellers. Since the sold shares are registered in the name of the stock transfer agent and are transferred to the Buyer through a bank transfer from the securities account of each Seller, withholding tax will be deducted from the Consideration payment, by the bank in which the securities account of each Seller is managed.

4.	The Transaction Closing – Actions for Performance on the Closing Date

4.1.
The Buyer's actions on the Closing Date. Until the Closing Date the Buyer will carry out the actions carried out below, against performance by the Sellers of the actions specified in Section 4.2 below:

4.1.1.	Consideration Payment. The Buyer will pay the Sellers the Consideration for the Purchased Shares;

4.1.2.
The Buyer's Approvals. The Buyer will deliver to the Sellers on the Execution Date, a signed copy of the Buyer's board minutes, approving this Agreement, the Transaction Closing and the purchase of the Purchased Shares in the form of Annex 4.1.2 of this Agreement, signed and confirmed by the Buyer's attorney, which will confirm, inter alia, that the resolutions contemplated in the said minutes were duly adopted and are in accordance with the Buyer's incorporation documents.

4.1.3.	Execution of a trust agreement. A trust agreement in the form attached to this Agreement as Annex 1.3.4 will be executed by the Sellers, the Buyer and the Trustee.

4.1.4.	The Buyer will deliver to the Sellers the Personal Guarantee (as defined in Section 7.4.4 below).

4.1.5.
Written statements of the candidates for office as directors on behalf of the Buyer will be delivered pursuant to the requirements of the Companies Law, reasonable time prior to the Closing Date for the purpose of presentation thereof at the Company's board meeting, as specified in Section 4.2.2 below.

4.2.
The Sellers' Actions on the Closing Date. On the Closing Date and subject to the performance thereof, the Sellers will perform the following actions, in the context of which they shall also sign and deliver to the Buyer the documents specified below:

4.2.1.
Performance of the Transaction through the TASE Clearing House. The parties will perform a transfer of the Purchased Shares to the Buyer's bank account by way of a transaction through the TASE Clearing House (outside TASE) and for that purpose will carry out on the Closing Date all of the actions required by the provision of appropriate instructions to the relevant banks, one on behalf of the Buyer and the other on behalf of the Sellers for performance of transfer of the Purchased Shares to the Buyer's account and performance of the payment to the Sellers' account.

4.2.2.
Resignation of Some of the Sellers and Appointment of Directors on behalf of the Buyer to the Company's Board. Resignation letters of Yoav and Yehezkel from the Company's board, with an original signature in the form of Annex 4.2.2(a) hereto, and a Company's board resolution in a form materially similar to the form of Annex 4.2.2(b) regarding the appointment of new directors in the Company on behalf of the Buyer.

4.2.3.	Cancellation of a Voting Agreement. A cancellation letter for the shareholders' agreement executed among the Sellers on November 19, 2006, in the form of Annex 4.2.3 hereto.

4.2.4.	Execution of a Trust Agreement. A trust agreement in a form materially similar to the form attached to this Agreement as Annex 1.3.4 signed by the Sellers, the Buyer and the Trustee.

4.3.
Consummation of Required Actions. On the Closing Date the parties shall perform the acts and sign any document required in order to give effect to the actions contemplated by this Agreement, in which context, the parties undertake to provide any report, insofar as it shall be required according to any law, including to the Securities Authority and TASE, regarding the transfer of the sold shares, pursuant to the relevant provisions of law.

4.4.	Closing the Transaction. The Transaction's Closing is subject to:

4.4.1.
It had not transpired, until the Closing Date that any of the representations and warranties of the Sellers was materially incorrect on the Execution Date and was not known to the Buyer on the Execution Date.  However, the Buyer will be entitled to notify in writing, prior to the Closing Date that it waives the fulfillment of such condition, and in such case the transaction will be closed as specified in this Agreement.

4.4.2.
It had not transpired, until the Closing Date that any of the representations and warranties of the Buyer was materially incorrect on the Execution Date and was not known to the Sellers on the Execution Date. However, the Sellers will be entitled to notify in writing, prior to the Closing Date, that they waive the fulfillment of such condition, and in such case, the transaction will be closed as specified in this Agreement.

It is clarified that the occurrence of any event until the actual Closing Date which has or may have a material adverse or favorable effect on the Company's business results and/or which materially adversely or favorably changes the Company's business, will not constitute for a party grounds for not closing the transaction.

4.5.
Performance of Actions as a single whole. The performance of all of the actions that must be carried out and transfer of all of the documents that must be transferred according to Section 4 of this Agreement are occurring concurrently and as a single whole, and the performance of all of the actions and transfer of all of the said documents, shall be deemed as if they had been carried out in parallel and simultaneously, and if an action was not carried out or a document not transferred, that the party to the benefit of whom is the performance of the action or transfer of document had not waived such, in writing, all of the other actions shall be deemed as if not having been carried out and all of the documents as if they had not been transferred either.

5.	The Parties' Undertakings until the Closing Date

Until the Closing Date the Sellers undertake:

5.1.	To avoid any malicious act or omission which will derogate from their undertakings pursuant to this Agreement or frustrate the performance thereof by them.

5.2.
In their capacity as shareholders, to avoid supporting an approval by the general meeting of the performance of any irregular transaction as such is defined in the Companies Law, insofar it will be brought to the approval of the meeting, unless the Buyer's consent therefor shall be obtained.

6.	The Sellers' Employment Agreements

6.1.	Continued Employment

6.1.1.
After the Closing Date, the Sellers will continue to work at the Company pursuant to the terms stipulated in the Sellers' employment agreements (the "Employment Agreements"), attached as Annex 6.1, and will not exercise their right pursuant to the Employment Agreements to terminate their engagement with the Company prior to January 1, 2013. It is clarified that the Company may terminate the employment of the Sellers or any of them by a 90 day advance notice according to the terms of the Employment Agreements.

6.1.2.
Provision of notice by the Company to any of the Sellers regarding the termination of the Employment Agreement of any of the Sellers or the performance of another action the result of which is that the amounts to which the same Seller will be entitled from the Company in respect of his employment pursuant to the Employment Agreement and termination of employment will be lower than the amounts to which the same Seller would have been entitled had he been employed by the Company until December 31, 2012 (inclusive), including the tax implications deriving from the aforesaid and the receipt of payments regarding the termination of employment relations prior to January 1, 2013, will entitle such Seller to a right to receive monetary compensation from the Buyer at the level of the difference as aforesaid. Such compensation will be paid no later than the date of performance of the Company's payment to the same Seller within the settlement of accounts carried out for such Seller.

6.1.3.
The Sellers will utilize the vacation days recorded for their benefit, so that on the date of termination of their employment by the Company, the number of leave days for redemption by the Company will be 65 day per Seller.

6.2.
Termination of Employment of the Sellers at the Company. The Buyer undertakes that after the Closing Date it will not object and will not act in a manner which will undermine and/or prevent the exercise of the right of any of the Sellers to the payment of full severance pay due to him on the date of termination of his employment by the Company, including the severance pay due to the Seller beyond the severance pay accrued in his name in the severance funds, and the other rights deriving from the termination of an employment agreement.

6.3.
The Company's undertaking for the Sellers' Liability Insurance - the Buyer undertakes that it shall not object and will not act in a manner which undermine and/or prevent the exercise of the Company's undertaking towards the Sellers according to their employment agreements for insurance of their liability as directors and officers at the Company during the term of their employment by the Company for a period of 7 years after termination of the Sellers' employment with the Company.

7.	The Call Option of the Buyer and the Put Option of the Sellers

7.1.
The first call option: Commencing on the Closing Date and until the expiration of 11 months from the Closing Date (the "First Call Option Exercise Period") the Buyer will be entitled to purchase from the Sellers up to 996,000 of the Company's Ordinary Shares at a price of NIS 2.10 per share, linked to the Index (the "First Call Option Exercise Price").

7.2.	The Second Call Option:

7.2.1.
Commencing from the expiration of 12 months from the Closing Date until the expiration of 21 months from the Closing Date (the "Second Call Option Exercise Period") the Buyer will be entitled to purchase from the Sellers up to 1,200,000 of the Company's Ordinary Shares at a price of NIS 2.10 per share, linked to the Index, with the addition of an amount equal to 25% (twenty five percent) of the Company's gross profit for 2012, divided by the number of shares constituting the Company's issued share capital as of December 31, 2012 (without treasury shares, if any), but not more than 18,850,000 shares, however, the price per purchased share will not exceed NIS 3.00 per share, linked to the Index (the "Second Call Option Exercise Price").

7.2.2.
The gross profit for calculation of the Second Option Exercise Price will be calculated according to the Company's audited financial statements for 2012, and in respect only of the results of the Company's existing activity on the Closing Date. It is clarified that results deriving from the addition of new activity to the Company, directly or through an affiliated company, will not be taken into account for determination of the gross profit as aforesaid.

7.3.	The first Call Option and the second Call Option (jointly – the "Call Options") will be subject to the following provisions:

7.3.1.
The Sellers undertake not to sell the Company's shares subject to the Call Options (the "Call Option Shares") during the First Call Option Exercise Period and the Second Call Option Exercise Period, respectively, unless they had received the Buyer's consent thereto in advance and in writing.

7.3.2.
The exercise of a Call Option will be done by provision of a written notice by the Buyer to all of the Sellers in which the Buyer will notify the Sellers of its desire to exercise the Call Option and to purchase from the Sellers the Call Option Shares in consideration for the exercise price of the Call Option (below in this Section 7.3 – the "Option Exercise Notice"). The Buyer will be entitled to exercise the Call Option, in full or in parts. The exercise of the Call Option will be done by the Buyer in equal parts from each Seller, simultaneously and within the framework of the same exercise.

7.3.3.
Should the Buyer provide the Sellers an Option Exercise Notice, the transaction shall be closed as aforesaid, within no later than 7(seven) days from the date of the provision of the Option Exercise Notice, while the Sellers will transfer to the Buyer, in equal parts or according to another division which will be determined between them, the Call Option Shares being purchased by the Buyer against the payment of the exercise price for the Call Option.

7.3.4.	The Call Option Shares will be transferred to the Buyer against payment of the consideration Free and Clear.

7.3.5.
The parties undertake that in the case of an Option Exercise Notice, they will do all that will be required in order to ensure the transfer of the Call Option Shares to the Buyer against the payment of the exercise price therefor.

7.3.6.
It is hereby clarified for avoidance of doubt that any taxes and/or levies which will be imposed on the Sellers due the receipt of the consideration deriving from the Call Option Exercise will apply to the Sellers and be paid by them.

7.4.	The Put Option

7.4.1.
Commencing from the expiration of 12 months from the Closing Date and until the expiration of 22 months from the Closing Date (the "Put Option Exercise Period") each Seller shall be entitled to sell to the Buyer and the Buyer undertakes to buy from each Seller up to 333,334 Ordinary Shares of the Company at a price of NIS 2.20 per share, linked to the Index (the "Put Option").

7.4.2.	Every Seller will be entitled to exercise the Put Option in full or in several parts according to the Seller's choice during the Put Option Exercise Period.

7.4.3.
The Buyer undertakes to remove, within reasonable period and no later than 14 days from the date on which it had been required to such, any legal impediment to exercise the Put Option by the Sellers, in case that the exercise of the Put Option will lead to a breach by the Buyer of the provisions of Section 336 of the Companies Law. The non-removal of such restriction, if any, will constitute a fundamental breach of this Agreement by the Buyer.

7.4.4.
For securing the Buyer's undertakings in respect of the Put Option, on the Closing Date, Mr. David Lucatz will provide, until the date of expiration of thirty days from the end of the Put Option Exercise Period, except if it had ended as specified below, in favor of each Seller, a personal guarantee in the amount of NIS 333,333 (in the aggregate, for all of the Sellers in the amount of NIS 999,999) in the form attached as Annex 7.4.4 hereto (the "Personal Guarantee"). Also, for ensuring the Buyer's undertakings in respect of the Put Option, no later than a date just before the beginning of the Put Option Exercise Period (or according to the Buyer's discretion, at any earlier date commencing from the Closing Date), the Buyer shall deposit with the Trustee three autonomous bank guarantees (one for the benefit of each Seller), unconditional, each in the amount of NIS 333,333 in the form accepted by banks, in effect until the expiration of thirty days from the Put Option Exercise Period (the "Bank Guarantees"), in lieu of the personal guarantee. Accordingly, upon the deposit of the Bank Guarantees with the Trustee, the Personal Guarantee is automatically terminated and it will not be exercisable.

7.4.5.
Notwithstanding the provisions of Section 7.4.4 above, had the Buyer purchased from a Seller Company Shares until the end of the Put Option Exercise Period, whether by virtue of exercise of the Call Option or by virtue of exercise of the Put Option as aforesaid, in respect of which it had paid such Seller an aggregate consideration of NIS 666,667 or more, the Personal Guarantee towards such Seller and/or the Bank Guarantee towards such Seller, will be cancelled on such date, and returned to the Buyer by the Trustee (in respect of such Seller), immediately soon after the performance of a transaction and payment of the consideration therefor as specified in this Section.

7.4.6.	The shares sold to the Seller pursuant to the Put Option will be Free and Clear upon their transfer to the Buyer.

7.4.7.
Exercise of the Put Option will be done by provision of a written notice by the Seller to the Buyer in which the Seller will notify of his will to exercise the Put Option and the number of shares which he desires to sell to the Buyer within such exercise ("Put Option Exercise Notice").

7.4.8.
Should the Seller provide a Put Option Exercise Notice, the transaction will be closed on a date scheduled by the Buyer and the Seller, but no later than 14 (fourteen) days from the date of delivering the Put Option Exercise Notice, and accordingly, on such date, transfer of the Sold Shares to the Buyer and payment of the exercise price in respect thereof to the Seller shall be carried out on the same date.

7.4.9.
In case of late payment in consideration for the Put Option exceeding 14 days, the Seller will be entitled to receive from the Trustee the Bank Guarantee (or to exercise the Personal Guarantee in case a bank guarantee had not been provided until such date) and to act for the exercise thereof for full or partial payment of the Buyer's liability to such Seller. The exercise of the Bank Guarantee will constitute payment for exercise of the Put Option for all intents and purposes.

7.4.10.
Without derogating from the provisions of Sections 7.4.4 and 7.4.5 above, upon the expiration of the Put Option Exercise Period or in case of payment of the full Put Option exercise price (in respect of each Seller), the Bank or Personal Guarantee against such Seller shall terminate and the Trustee will return to the Buyer the Bank Guarantee according to the provisions of the Trust Agreement attached as Annex 1.3.4 of this Agreement.

7.4.11.
The parties undertake that in case of exercising the Put Option as aforesaid, they shall act as necessary in order to ensure the transfer of the shares to the Buyer against the payment of the exercise price in respect thereof to the Seller.

7.4.12.	It is hereby clarified that any taxes and/or levies which will be imposed on a Seller for exercise of the Put Option will apply to the Seller and be paid by him.

7.4.13.
Immediately upon the expiration of the Put Option Exercise Period, if no notice had been delivered by the Seller regarding the exercise of the Put Option until such date, the Put Option will automatically expire and will have no effect anymore.

7.5.
In case that the Sellers will wish to perform a change in the option structure pursuant to this Section 7 above, the Buyer will approve such change, provided that it will not derogate from its rights pursuant to this Section 7 above.

8.	The Sellers' Representations

The representations and warranties in respect of the Company in this Section are given by each Seller separately as follows:

8.1.
Incorporation. The Company is a public company whose shares are listed for trade on TASE, duly incorporated in Israel on May 6, 1982 and is registered with the Companies Registrar and active. True and updated copies of the Company's incorporation certificate and of its incorporation documents, are attached as Annexes 8.1 A-B, respectively.

8.2.
Material Matters and Material Resolutions at the Board. The Sellers have no knowledge of any material transaction which requires reporting by the Company in the last two years in respect of which no report was given to the shareholders. According to the Sellers' knowledge, during the 12 months preceding the Execution Date, no reorganization was carried out in the Company's share capital, the Company's incorporation documents had not been amended, and the Company did not perform any material investment in another corporation.

8.3.	No prospectus commitment. According to the Sellers' knowledge there is no impediment and the Company has not undertaken any prospectus commitment which prevents the Company from changing its business.

8.4.
The Company's Capital. According to the Sellers' knowledge, the registered, issued and paid-up capital of the Company is as specified in Annex 8.4. All of the shares issued in the Company were duly issued. The terms of the Series A Bonds (the "Bonds") and the Company's other commitments in respect of the Bonds are detailed in full (in the aggregate) in the Company's prospectus dated November 21, 2006 (the "Prospectus") and in the Bond's indenture which was executed between the Company and Hermetic Trust (1975) Ltd. on November 19, 2006 and as amended on June 11, 2012. The Sellers have no knowledge of any demand and/or complaint and/or claim which were received in the last two years regarding a material breach or a breach which constitutes grounds for acceleration of the Bonds of the Company's liabilities to the Bondholders.

8.5.
Rights for Securities of the Company. According to the Sellers' knowledge, except for the Bonds and except as specified in Annex 8.5, no person is entitled to any option approved by the Company's board of directors for the purchase of the Company's shares. As of the date of execution of this Agreement, there is no commitment in effect, of any of the Sellers to sell any of the Company's shares to any person.

8.6.
The Purchased Shares - Free and Clear. The Purchased Shares are Free and Clear, other than pursuant to an agreement among the Sellers dated November 19, 2006, and they will be transferred Free and Clear to the name of the Buyer.

8.7.
Financial Reports and Financial Status. The Company's audited financial statement as of December 31, 2011, as well as a reviewed financial statement as of June 30, 2012 (both the "Financial Statements") were released by the Company to the public. Until the date of execution of this Agreement the Sellers have no knowledge that the said financial statements do not reflect the Company's financial position according to GAAP as of the dates stated therein and its results of operations for the periods to which they refer. Changes in the accounting principles that are supposed to enter effect in the Company's annual financial statement for 2012 are liable to affect the Company's reported equity.

8.8.	Dividend. Except as specified in Annex 8.8, since the date of the financial statement for 2011, the Company did not declare a cash dividend distribution or any other dividend.

8.9.
Taxes. The annual tax report which was filed by the Company to the tax authorities for 2010 is attached as Annex 8.9(a). The Company has a tax assessments agreement regarding the years 2006 to 2010, attached as Annex 8.9 (b). The Company has not filed tax assessments for 2011 yet. Except as specified in Annex 8.9(c), the Sellers do not know of any requirement of any of the tax authorities or a local authority in respect of any tax liability thereof.

8.10.
Financing and Funds. Except as specified in Annex 8.10, the Sellers have no knowledge that in the two years preceding the date of execution of this Agreement, the Company received any material grant and/or benefit from any fund or that the Company has any outstanding material liabilities towards any fund.

8.11.
Assets, Lease Agreements. According to the Sellers' knowledge, copies of the lease agreements and rights in land held by the Company are attached as Annex 8.11. The Sellers have no knowledge that as of the date of execution of this Agreement the Company is under any material breach of the agreements or that a notice of such breach had been received. The Sellers are not owners and/or holders, personally and/or through any legal entity, of any property, tangible or intangible, being used by the Company.

8.12.
Holdings in corporations. According to the Sellers' knowledge, the Company does not have subsidiaries, and as of the date of execution of this Agreement, it is not a material shareholder in other corporations in Israel and/or abroad.

8.13.	Insurances. According to the Sellers' knowledge, the Company has insurances, attached as Annex 8.13.

8.14.
Agreements. According to the Sellers' knowledge, the list of the Material Agreements (as defined below) to which the Company is a party with customers ("Customer Agreements"), distributors or suppliers, in Israel and overseas – is attached as Annex 8.14.

"Material Agreement" for the purpose of this Agreement, means an engagement whose business scope for 2011 exceeded and/or that the backlog regarding the engagement in respect thereof for 2012 exceeds NIS 2,000,000.

The Sellers have no knowledge of a written notice regarding a material breach by the Company of the said agreements, received by the Company in the last two years.

Except as specified in Annex 8.14, the Sellers do not know of any written notice regarding the termination of a Material Agreement or a demand for a material change in the terms of a Material Agreement, in a manner that may cause a material adverse effect to the Company's business results obtained in the last two years.

8.15.
Interested Parties and/or Interested Party Transactions. Other than as specified in Annex 8.15(a), the Sellers are not guarantors through any guarantee for the Company and did not provide any securities for securing its commitments. Except as specified in Annex 8.15(b), the Company is not a guarantor through any guarantee for the benefit of the Sellers, it had not undertaken to indemnify and did not provide any charge or securities to the benefit of any of the Sellers and/or any entities related to them, and is not a party to any transaction or agreement with the Sellers which are in effect on the execution date.

8.16.
Intellectual Property. The Sellers have no knowledge of any written claim against the Company in the last two years regarding a breach of a patent, trademark, service mark, trade name or copyright of any other person or body, by the Company or anyone on its behalf.

8.17.
Employees and contractors. According to the Sellers' knowledge, Annex 8.17 of this Agreement includes a list of the officers, senior employees and/or senior contractors of the Company (with a pay-slip or against invoices)(following in this Section: the "Employees"), as well as a summary of their employment terms, as of the date of the execution. The Sellers have no knowledge that during the last two years any complaint had been filed by any of the employees against the Company, including due to the breach of any laws and/or due to work accidents.

In respect of this Section 8.17 a "Senior Employee" or "Senior Contractor" – an employee or contractor whose monthly cost to the Company as of the date of execution of this Agreement exceeds an amount of NIS 27,500.

8.18.
Legal Proceedings. Other than as specified in Annex 8.18(a), the Sellers have no knowledge that the Company and/or the Sellers (in relation to the Company) are a party to any pending legal proceedings, criminal or civil, whether in Israel or abroad. The Sellers do not know of any warning and/or claim and/or any third party's intention to initiate legal steps against the Company and/or against them as shareholders and/or officers at the Company. A confirmation of the attorney representing the Company regarding the absence of legal proceedings against the Company is attached as Annex 18.8(b) of this Agreement. As of the date of execution, the Sellers did not initiate any proceeding pertaining to an arrangement with their creditors, a proceeding of personal bankruptcy and/or a proceeding for the appointment of a receiver for any part of their assets.

8.19.
No Legal Impediment the Company's business. Other than as specified in Annex 8.19, the Sellers have no knowledge that the business of the Company and/or anyone on its behalf, is not in accordance with any law, including environmental quality laws, and there is no legal and/or other impediment to the conduct of the Company's business as they are on the date of execution of this Agreement or that during the two years which preceded the Execution Date, a warning was received regarding the breach of licenses or approvals required according to any law relevant to the management of the Company's business.

8.20.
Authority and Effect. The Sellers have the full authority and permission required for signing this Agreement as the owners of the Purchased Shares, and to perform and consummate their undertakings pursuant to this Agreement including its annexes and attachments. There is no impediment, of any type whatsoever, to the Sellers' engagement in the Agreement and the performance of their undertakings pursuant thereto, in full. The execution of this Agreement under the terms as specified therein, and the performance thereof will not require the receipt of the consent or approval of any person, which had not yet been received on the Execution Date. According to the Sellers' knowledge, the execution of this Agreement under terms as specified herein, and the performance hereof will not lead to the termination of any Material Agreement to which the Company is party, and/or the breach thereof, and will not confer upon a party engaging therein a right which is stipulated in the agreement for termination thereof. For the purpose of this Section, a "Material Agreement" as defined in Section 8.14 above. The Sellers, and according to their knowledge, the Company as well, did not initiate any move or action in a manner that would prevent the management of the Company's business after the Closing Date in a similar manner to their conduct up to now.

8.21.	Payment of Commissions. According to the Sellers' knowledge, the Company has not undertaken to pay any commissions to any third parties for any matter related to this Agreement.

9.	The Buyers Representations

The Buyer hereby represents and warrants as follows:

9.1.	Means and Ability. It has the means and ability to comply with its undertakings in this Agreement.

9.2.	No Impediment. There is no impediment to its engagement in this Agreement and the performance of all of its undertakings hereunder in full, on time and in their order.

9.3.
Due Diligence. That it had due opportunity to carry out investigations, ask questions and demand explanations regarding the Company and its business, and to carry out the investigations necessary therefor in order to make a decision for engagement in this Agreement, and it indeed carried out investigations and it does not know of any specific documents and information which it had requested and not received, and it had carried out legal, financial and accounting due diligence investigations of the Company, to the extent it found necessary, as customary with investors and Buyers or companies and businesses of this type. And the Buyer represents that it is proficient and engages in the IT, software and integration sector for many years and has good familiarity with the industry in which the Company operates.

9.4.
Approval of the Transaction. The Buyer's engagement in this Agreement and performance of its undertakings hereunder have been duly authorized by its competent institutions prior to the execution of this Agreement.

9.5.
Authority and Permission. The Buyer has the full authority and permission required for signing this Agreement, and to perform and consummate its undertakings pursuant to this Agreement including its annexes and attachments. This Agreement, when signed by the Buyer, will constitute its legal, binding and valid undertaking.

10.	The Parties' Undertakings

10.1.
Appointment of Director. For so long as Eli holds at least 500,000 Ordinary Shares, Eli will have the right to recommend the appointment of one director on his behalf for the Company's board of directors and the Buyer has the duty to vote with all of its shares in favor of the appointment of a director on behalf of Eli for the Company's board of directors.

10.2.
Release from Guarantees. The Buyer undertakes to release the Sellers from any guarantee and to release them from any collateral they had given to any person or body for the Company's undertakings, which are specified in Annex 8.15(a) of this Agreement, within thirty (30) days from the Closing Date. Non-release of the Sellers from such guarantees will be deemed as a fundamental breach of this Agreement by the Buyer.

11.	Arrangements for Abstaining from Voting

The Sellers undertake by their signature of this Agreement, in all matters related to the exercise of voting rights in the Company's shares held by them, after the Closing Date, as follows:

11.1.
Not to participate in any voting at the Company's shareholders meeting for: (a) approval of one transaction regarding the introduction of activity of a corporation controlled by David Lucatz to the Company; and (b) management agreement between the Company and David Lucatz and/or anyone on his behalf, including arrangements for indemnification and liability insurance for directors and officers, all subject to the obtaining of an opinion regarding the fairness of the transaction terms which will be given by one of the entities appearing in Annex 11.1. And in case that the purchase of the corporation's business is for full or partial consideration for the Company's securities, the opinion will address simultaneously both the Company's value and the value of the business of the purchased corporation.

11.2.
Except as stipulated in Section 11.1 above, each of the Sellers' individuals undertakes not to participate in the shareholders' meetings for approval of engagements pursuant to Section 275 of the Companies Law, provided that the following conditions had been fulfilled in the aggregate: (a) the opinion regarding fairness of the engagement terms given by an entity agreed by him in advance will be obtained; and (b) the number of Company shares held by such Seller is less than 1,450,000 shares.

12.	Liability and Indemnification

12.1.
Indemnification and compensation. The Sellers undertake to compensate and indemnify the Buyer, under the restrictions and terms as specified in this Section 12, for any harm, damage, liability, responsibility or expense, including legal expenses, and including due to third party claims which will be actually caused to the Buyer due to a representation or information provided in this Agreement and the annexes hereto, and which had been found as materially misleading or  incorrect, provided that the missing or complementary information was not included in the information provided to the Buyer or anyone on its behalf during the performance of the due diligence of the Company.

12.2.
Indemnification Procedure and Practice. The Buyer will notify the Sellers, soon after becoming aware of any demand and/or complaint and/or claim ("Claim"), which may lead to exercise of the Sellers' indemnification undertaking and in such case the Sellers will be responsible to assume, on their account, the management of all of the litigation and proceedings with the claimants, provided that the Buyer will be able, if it shall so desire, to participate in the conduct of the claim on its account, and in any case the Buyer will cooperate with the Sellers to the extent necessary.

If the Sellers will not manage the defense as aforesaid, despite receipt of notice from the Buyer, the Buyer will be entitled to manage according to its discretion the defense against the claim. Should the Sellers assume the management of the defense against a Claim as aforesaid, the Buyer is entitled to refrain from participating in the management of the Claim, in which case, the Sellers will provide the Buyer with an update regarding material developments in the litigations as aforesaid, and will allow it to inspect any relevant documents at any time it shall desire to do so. It is clarified, that should the Buyer reasonably believe that there is a conflict of interests between the Sellers and itself or for any other reasonable grounds, the Buyer will be entitled to hire a legal counsel on its behalf, on its account, who will represent it in all of the relevant proceedings alongside the legal counsels who will be appointed by the Sellers for management of the defense against the Claim. It is clarified that non-delivery of a notice on time by the Buyer to the Sellers will not release the Sellers from their indemnification undertaking. Notwithstanding the aforesaid in this Section, in case that the Plaintiffs are active customers of the Company on the date of filing the Claim, then the Sellers and the Buyer will jointly conduct the litigation and proceedings vis-à-vis the Plaintiffs and will appoint for such purpose a legal counsel agreed upon by both parties. In case that the Buyer will wish to appoint in such case also another legal counsel on its behalf, then the Buyer will bear by itself also the employment expenses of such counsel. In any case of Claim none of the parties shall reach any settlement without receiving the consent of the other party in advance and in writing.

12.3.
The Indemnification Period. Except for the representations specified below, the Sellers' representations will be valid for a period of eighteen (18) months after the Closing Date (the "Indemnification Period"). In the end of the Indemnification Period relevant for the event, as aforesaid, the Buyer's right for indemnification and/or any compensation will expire, except for events in respect of which notice had been given as specified in Section 12.12 above within the relevant indemnification period. Notwithstanding the aforesaid, the representations specified in Sections 8.1 (Incorporation), 8.4 (the Company's Capital), 8.5 (Rights for Securities), 8.6 (the Purchased Shares) and 8.20 (Authority and Permission) will be valid according to the period of limitation set forth in the law.

12.4.
The Sellers' Liability for the Representations. The Sellers' liability for indemnification and compensation pursuant to this Section 12.1 above, is separate in respect of each Seller, pursuant to his personal knowledge, and will be according to the ratio of the Purchased Shares held by each Seller on the Execution Date out of the entire Purchased Shares, and will be limited, except in case of breach of the provisions of Section 8.6, as follows:

12.4.1.
Liability Threshold. The Buyer will be entitled to indemnification from the Sellers, and provided, as a precondition that the damage which will be caused to the Buyer in the aggregate, for claims whose cause is during the Indemnification Period, will exceed NIS 500,000 (the "Indemnification Floor"). For this purpose it is clarified that the damage to the Buyer will be calculated, inter alia, in the relevant case, on the basis of the net damage caused to the Company due to such Claims (net of the tax saving caused to the Company for such expense) multiplied by the holding rate conferred by the Purchased Shares held by the Buyer at the time of the Claim plus the shares which will be purchased by the Buyer due to the exercise of the Put Option. Insofar as during the Indemnification Period amounts shall be discovered to which the Company will be entitled due to the period until the execution date and which had they constituted an expense for the Company would have been deemed as "damage" for the purpose of this Agreement, the positive amounts will be deducted from the damage amounts. Should the aggregate damage amount exceed the Indemnification Floor, the Sellers will be obligated to indemnification for the full damage amount caused to the Buyer, from the first Shekel.

12.4.2.
The Indemnification Ceiling. In any case the maximal indemnification amount which each Seller may be liable for separately, according to this Section 12, will not exceed an amount equal to twenty five percent (25%) of the consideration paid by the Buyer pursuant to this Agreement to such Seller (the "Indemnification Ceiling").

12.5.
Exercise of Liability due to Indemnification. In case of indemnifiable damage according to this Agreement, as stipulated in Section 12 above, up to the Indemnification Ceiling, the Buyer will be entitled to exercise the Sellers Liability as aforesaid through cash payment at a maximal amount of up to NIS 1,250,000 and the remaining indemnification which will be required, up to the Indemnification Ceiling, will be paid by the Sellers according to their choice: in cash or by way of transferring more shares of the Company to the Buyer, while each share will be deemed as equal to NIS 2.20, linked to the Index.

Soon before the date of commencement of the Put Option Exercise Period and against the deposit of the Bank Guarantees, each Seller shall deposit with the Trust an amount of NIS 333,333 (the "Deposit") which will be held in trust by the Trustee as specified in the Trust Agreement, attached as Annex 1.3.4 hereto, for ensuring the correctness of the representations and fulfillment of the Sellers' undertakings pursuant to this Agreement. Upon the earlier date of: in case that the Bank Guarantee will be cancelled towards a Seller as specified in this Agreement, or the Indemnification Period had ended, the deposit amounts of such Seller will be returned from the Trustee to the Seller.

12.6.
Several Liability. The Sellers' liability for fulfillment of the undertakings, warranties and representations according to this Agreement is several. Namely, breach of the undertakings, warranties or representations by any of the Sellers will not lead to any prejudice of rights and/or any sanction against the other Sellers.

12.7.
This Section exhausts all of the indemnification and compensation rights of the Buyer against the Sellers. Except for the provisions of this Section, the Buyer does not have and will not have any other right of claim against the Sellers.

13.	Non Competition

13.1.	The Sellers undertake, each of them separately, commencing from the expiration of the employment period of each of them at the Company (the "Effective Date"), as follows:

13.1.1.
Non-Solicitation of Employees. For a period of 18 months from the Effective Date, to avoid, directly or indirectly (1) the solicitation or encouragement of any employee who will be employed by the Company to cease being employed thereby; and (2) the employment or receipt of services directly or indirectly from an employee employed by the Company and/or an employee who was employed by the Company and half a year had not yet elapsed from his employment termination date.

13.1.2.
Non-Solicitation of Customers. For a period of 18 months from the Effective Date, not to address and/or market and/or initiate any communication and not to respond to any communication in respect of business in the Company's Business Field, as defined below, from anyone who had been the Company's customers during the year which preceded the Effective Date.

13.1.3.	Non-Competition with the Company's Business. For a period of 12 months from the Closing Date, not to establish and/or operate any entity in the Company's Business Field.

13.2.
Business Field. The Company's Business Field for the purpose of this Section: (1) Development, manufacture and marketing of computer systems and terminals for fleet management; (2) Distribution of products and maintenance and support services for the products in the field specified in (1).

13.3.
The Buyer's Approval. The aforesaid will not prevent the Sellers or any of them from operating within the Company's Business Field vis-à-vis customers and/or in projects which had been approved by the Buyer in advance and in writing.

14.	Miscellaneous

14.1.
Endorsement. The Buyer will be entitled, according to its sole discretion, to perform assignment of any right conferred upon it pursuant to this Agreement, and of any duty imposed on it according to the provisions of this Agreement, to any entity related thereto, directly or indirectly, through a subsidiary, an affiliated or branched company, whether as an agent, distributor, representative, partner or in any other manner without requiring receipt of consent from the Sellers, provided that the receiving entity will assume all of the Buyer's obligations according to this Agreement and provided that the Buyer will be liable jointly and severally with the assignee towards the Sellers for fulfillment of its undertakings pursuant to this Agreement and without derogating from the validity of the collaterals available for securing the Buyer's undertakings. Within such assignment, the Buyer will not assign its rights deriving from the Sellers' representations appearing in Section 8 above, including its rights for indemnification specified in Section 12 above.

14.2.
Entire Agreement, Modification and Amendment and Non-Waiver. This Agreement, including all annexes hereto, exhausts all of the agreements between the parties, and it replaces and terminates any agreement, written or oral, preceding it, including the memorandum of understanding from July 11, 2012, unless explicitly expressed in the Agreement. Any modification, amendment and/or addition to this Agreement will have no effect, unless done in writing and signed by the parties, and no oral evidence shall be received in this matter. No conduct by any of the parties shall be deemed as waiver of any of its rights pursuant to this Agreement or pursuant to any law, or as consent on its behalf to any breach or non-fulfillment of any condition, unless the waiver, consent, delay, change, termination or addition were done explicitly in writing and signed by it.

14.3.
No Rights to Third Parties. This Agreement may not confer any rights upon anyone who is not party thereto, and this Agreement is not a contract to the benefit of a third party in the meaning of such in the Contract Law (General Part), 5733-1973.

14.4.	The Applicable Law. This Agreement and all matters related thereto, including the interpretation and performance hereof, will be subject to the laws of the State of Israel alone.

14.5.
Supplementary Actions. The parties undertake to initiate any complementary action and to execute any document which will be required in order to perform the provisions of this Agreement and the purposes thereof.

14.6.
Approaching Customers and Communication of the Transaction. The Sellers undertake that following the Closing Date and for a period of six months thereafter, any communication by the Sellers on behalf of the Company to any State authority, the Company's customers, employees, suppliers and banks, for whatever reason, in connection with this Agreement, shall be made by them jointly with the Buyer, except in a case which the authority requires otherwise in writing according to law, in which case such communication will be done in full coordination and after the language of such communication will be finalized between the parties and will be agreed by them. The aforesaid will not apply to communication to the authorities or the banks regarding the Sellers' personal matters.

14.7.	Expenses. Each of the Sellers and the Buyer will bear their expenses related to their engagement in this Agreement, including legal, accountants, counsels and brokers fees.

14.8.
Notices. Notices pursuant to this Agreement will be provided in writing to the Parties' addresses specified in the preamble to this Agreement. Any notice delivered by registered mail will be deemed as having been received within 4 business days from the date of mailing thereof, if sent by facsimile within one business day from the date of sending thereof, subject to its receipt being confirmed by phone and if by personal delivery - on the date of receipt thereof.

14.9.
Exercise of the Agreement. The Buyer will be entitled to exercise this Agreement, especially the purchase of the Purchased Shares through Enertec Electronics Ltd., by a notice which will be delivered to the Sellers prior to the Closing Date, within which Enertec Electronics Ltd. will assume all of the Buyer's undertakings towards the Sellers pursuant to this Agreement.

In witness the parties have signed on the aforesaid date:

/s/ David L. Lucatz, Chairman & CEO	/s/ Yehezkel Kaplan
D.L. Capital Ltd.	Yehezkel Kaplan
/s/ Eli Nahum	/s/ Yoav Ben-Zvi
Eli Nahum	Yoav Ben-Zvi